SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2006
Youbet.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26015	95-4627253

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

5901 De Soto Avenue,
Woodland Hills,
California		91367

(Address of principal executive offices)		(Zip Code)
(818) 668-2100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The information included pursuant to Item 2.03 of this report is incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.
As of July 27, 2006, in connection with our entry into the new credit facility described in Item 2.03 hereof, United Tote Company, Youbet’s wholly-owned subsidiary, terminated its existing credit facility with Manufacturers and Traders Trust Company (“M&T Bank”).
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On July 27, 2006, Youbet.com, Inc. and its wholly-owned subsidiary, United Tote Company, secured a new bank credit facility from Wells Fargo Foothill, Inc.
The Wells Fargo credit facility consists of a $4.0 million revolving line of credit and a $15.0 million term loan. At Youbet’s election, borrowings under the credit facility will bear interest based upon the following options: (1) the prime rate announced by Wells Fargo Bank, National Association at its principal office in San Francisco, California, or (2) the interest rate at which deposits in U.S. dollars are offered to major banks in the London interbank market. In each case, the applicable interest rate is increased by a variable margin as specified in the credit agreement. A portion of the initial borrowings under the credit facility was used to repay in full the outstanding indebtedness under United Tote’s M&T Bank credit facility, and the remainder of the term loan as well as subsequent borrowings will provide for the general working capital and corporate needs of Youbet and its subsidiaries. On July 27, 2006, Youbet received the proceeds from the term loan under the new credit facility, of which approximately $13.5 million was used to repay the M&T Bank credit facility. The lending commitments under the Wells Fargo credit facility are scheduled to terminate on July 27, 2010.
The credit agreement provides for mandatory prepayment upon the occurrence of certain specified events. The credit facility is collateralized by a security interest in certain specified assets of (i) Youbet and United Tote, as co-borrowers, and (ii) certain subsidiaries of Youbet, as guarantors. The credit agreement contains customary covenants for financings of this type, including, but not limited to, restrictions on the ability of Youbet to incur indebtedness, make investments, pay dividends or make capital expenditures. The credit agreement also contains certain financial covenants, including (i) a requirement to achieve certain specified EBITDA thresholds, (ii) a requirement to achieve a specified free cash flow (as defined in the credit agreement) threshold, and (iii) a requirement to maintain a specified leverage ratio.
Upon the occurrence of certain events of default, the interest rate on outstanding borrowings may be increased by 2.0%, and in certain cases, Youbet’s obligations under the credit facility may be accelerated and the lending commitments terminated. Such events of default include: (i) the failure to pay principal or interest when due, (ii) the breach or failure to perform certain covenants or obligations and the failure to cure the same within a specified number of days, (iii) the attachment or seizure of a material portion of assets that is not discharged within a specified number of days, and (iv) the filing of a petition in bankruptcy by or against Youbet, United Tote or any guarantor.

The description of the Wells Fargo credit facility set forth in this Item 2.03 is qualified in its entirety by reference to the text of the credit facility filed with this report as Exhibit 10.1 and incorporated herein by this reference.
Item 9.01. Financial Statements and Exhibits.
(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits:
10.1	Credit Agreement dated as of July 27, 2006, by and among Youbet.com, Inc. and United Tote Company, as borrowers, the lenders signatory thereto, as lenders, and Wells Fargo Foothill, Inc., as arranger and administrative agent.

99.1	Press release dated July 28, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUBET.COM, INC.
Date: July 28, 2006	By:	/s/ Gary W. Sproule
Gary W. Sproule
Chief Financial Officer